Exhibit 99.1

APA ENTERPRISES, INC. REPORTS RESULTS FOR THE FIRST
QUARTER OF FISCAL YEAR 2007

APA Cables & Networks, Inc. sets revenue and profit records
Optronics improves performance through expense controls and patent sales

MINNEAPOLIS, MN, August 10, 2006 -- APA Enterprises, Inc. (Nasdaq: APAT) today reported record revenues of $5,025,917 for the first quarter of fiscal year 2007, up 43% from revenues of $3,512,563 for the same period of fiscal 2006. The net loss in the first quarter of fiscal 2007 decreased 87%, to $112,018, or $.01 cent per share, compared to a loss of $891,006, or $.08 cents per share, for the first quarter of fiscal year 2006.

APA Enterprises used $803,831 in cash during the first quarter of fiscal year 2007 as compared to $761,603 during the same period in fiscal 2006, resulting in cash and cash equivalents on hand of $8,143,946 at June 30, 2006. The increase in the cash used in the current period reflects the impact of working capital changes from the prior year in the amount of $774,989, primarily attributable to growth in APACN’s accounts receivable and inventory associated with its increase in revenues. The Company also realized net cash of $169,186 due to investing activities. The weighted average shares outstanding for the three months ended June 30, 2006 totaled 11,872,331, unchanged from the three months ended June 30, 2005.

Anil K. Jain, APA's president and chief executive officer commented, “We are pleased with the Company’s increased revenues and reduced losses. We continue to reduce manufacturing costs as we consolidate our operations, and increase manufacturing activities in APA India’s facility.”

Cables & Networks

Sales for the first quarter of fiscal year 2007 were $4,975,074, compared to sales of $3,508,388 reported in the same quarter a year ago, an increase of 42%. The increase from the prior year’s quarter is due to increased demand in both the OEM and Broadband markets. S, G & A increased 29% to $1,261,892 from $979,548, due primarily to the addition of sales related personnel as part of APACN’s investment in sales growth. Operating income rose to $170,317 in comparison to an operating loss of $67,608 in the same period last year. Gross margin continued to improve during the quarter, rising nearly 3% to 29%, in comparison to the first quarter of fiscal year 2006.

Cables & Networks reported a profit of $40,696 for the first quarter ended June 30, 2006 as compared to a loss of $155,176 in the comparable period last year.

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APA Enterprises/page two

“Our strategy of delivering value-engineered fiber connectivity solutions that enable independent telephone companies to bring broadband service, predominantly to rural America, is receiving a strong response from our target market,” said Cheri Beranek Podzimek, president of APA Cables & Networks. “Our investments in sales personnel, manufacturing improvements and the expansion of our product line is resulting in a broader market potential for the company.”

Optronics

Performance in the Optronics division was greatly improved from the previous year, as a result of net gains of $345,000 from the sale of two patents by the Company and decreased expenses due to the discontinuation of MOCVD operations.

Gross sales for the first quarter of fiscal 2007 were $50,843, a decrease of 50% compared to gross sales of $102,898 reported in the same quarter a year ago. S, G, & A expenses decreased $41,092 to $451,111. The net loss for the first quarter of fiscal 2007 was $152,714, down 79% from the loss of $735,830 incurred during the same quarter of fiscal 2006. The decreased losses were mainly due to the gain realized from the sale of two capitalized patents and reduced operations cost due to termination of MOCVD activities.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

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APA Enterprises/page three

FINANCIAL RESULTS (unaudited)
Segment detail is summarized as follows (unaudited, in thousands):

	Optronics	Cables & Networks	Eliminations	Consolidated
Three months ended June 30, 2006

External sales	$51	$4,975	$-	$5,026
Gross profit (loss)	(102)	1,432	-	1,330
Operating income (loss)	(362)	170	-	(192)
Depreciation and amortization	87	67	-	154
Capital expenditures	175	1	-	176
Total assets	18,855	8,000	(7,705)	19,150

Three months ended June 30, 2005

External sales	$103	$3,508	$(98)	$3,513
Gross profit (loss)	(186)	912	(1)	725
Operating income (loss)	(891)	(68)	-	(959)
Depreciation and amortization	210	60	-	270
Capital expenditures	87	34	-	121
Total assets	21,149	7,341	(7,358)	21,132

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APA Enterprises/page four

FINANCIAL RESULTS (unaudited - continued)

	Three Months Ended
	June 30

	2006	2005

REVENUES	$5,025,917	$3,512,563

COSTS OF SALES:	3,695,930	2,787,453

GROSS PROFIT	1,329,987	725,110

OPERATING EXPENSES
Research and development	153,787	323,598
Selling, general and administrative	1,713,003	1,470,408
Gain on disposal of asset	(345,000)	(109,935)
	1,521,790	1,684,071

LOSS FROM OPERATIONS	(191,803)	(958,961)

OTHER INCOME, net	98,765	68,905

LOSS BEFORE INCOME TAXES	(93,038)	(890,056)

INCOME TAXES	18,980	950

NET LOSS	$(112,018)	$(891,006)

NET LOSS PER SHARE:
Basic and diluted	$(0.01)	$(0.08)

WEIGHTED AVERAGE SHARES OUTSTASING:
Basic and diluted	11,872,331	11,872,331

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APA Enterprises/page five

FINANCIAL RESULTS (unauditied - continued)

	June 30, 2006	March 31, 2006

Assets:
Cash and cash equivalents	$8,143,946	$8,947,777
Other current assets	4,350,102	4,028,751
Property, plant and equipment, net	2,644,810	2,623,412
Other assets	4,011,286	3,993,631

Total assets	$19,150,144	$19,593,571

Liabilities:
Current liabilities	$3,378,765	$3,723,195
Long-term liabilities	303,430	290,934

Shareholders’ equity:
Common stock	118,723	118,723
Additional-paid-in-capital	51,966,738	51,966,213
Accumulated deficit	(36,617,512)	(36,505,494)
Total shareholders’ equity	15,467,949	15,579,442

Total liabilities and shareholders’ equity	$19,150,144	$19,593,571

APA Enterprises Inc., consists of an Optronics group and a Cables & Networks group. The Company develops, designs, manufactures and markets a variety of fiber optics, copper and Gallium Nitride (GaN) based components and devices for industrial, commercial, consumer and scientific applications. Cables & Networks designs, manufactures and markets a variety of fiber optic and copper components to the data communication and telecommunication industries. Optronics is active in the development, design, manufacture and marketing of ultraviolet (UV) detection and measurement devices for consumers and industrial customers, and Gallium Nitride (GaN) based transistors for power amplifiers and other commercial applications. Additional information about APA Enterprises is available at http://www.apaenterprises.com.

APA Enterprises, Inc. Contact Information:

Anil Jain
Chief Executive Officer
info@apaenterprises.com
763-784-4995

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